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                                                                       EXHIBIT 5


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                                                                       Exhibit 5


November 22, 1996

U.S. Trust Corporation
114 West 47th Street
New York, NY  10036

Ladies and Gentlemen:

In my capacity as Assistant General Counsel of U.S. Trust Corporation, a New York corporation (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of up to 192,378 common shares, par value $1 per share, of the Company (the "Shares"), and related rights to purchase Series A Participating Cumulative Preferred Shares of the Company (the "Rights") proposed to be sold from time-to time by certain Selling Shareholders, as described in the Prospectus constituting a part of the Registration Statement (the "Prospectus").

I have examined the Certificate of Incorporation, as amended, of the Company, the By-Laws of the Company, minutes of meetings of the Board of Directors of the Company and such other corporate records and documents as I have deemed relevant to form the basis for the opinion herein expressed.

Based upon the foregoing, and having due regard to legal considerations which I deem relevant, I advise you that in my opinion the Shares and Rights have been duly and validly authorized for issuance by the Company and, when issued in accordance with the terms of the aforementioned merger agreement and asset purchase agreement, will be legally issued, fully paid and non-assessable.

I consent to the filing of the opinion as an Exhibit to the Registration Statement and further consent to the reference to me under the caption "Legal Matters" in the Prospectus.

Very truly yours,



Ronald A. Schwartz